Exhibit 99.2

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES WITHDRAWAL OF TENDER OFFERS FOR OUTSTANDING SECURED NOTES

FRISCO, TEXAS, April 26, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has withdrawn the previously announced offers to purchase (the "Tender Offers") any and all of its outstanding Senior Secured Toggle Notes due 2020 (CUSIP: 205768AP9) (the "First Lien Notes"), 7 3⁄4% Convertible Secured PIK Notes due 2019 (CUSIP: 205768 AM6) (the "2019 Notes") and 9 1⁄2% Convertible Secured PIK Notes due 2020 (CUSIP: 205768 AN4) (the "2020 Notes", and together with the 2019 Notes, the "Convertible Notes", and the Convertible Notes, together with the First Lien Notes, the "Notes").  No Notes were purchased by the Company in the Tender Offer, and all Notes previously tendered and not withdrawn will be promptly returned.

The Tender Offers provided that they could be withdrawn by the Company at any time, subject to applicable law. At the time of withdrawal, certain conditions to the Tender Offer were not satisfied by the Company, including (i) issuance of 10 million shares of common stock at a price of $7.50 per share in a privately negotiated transaction, (ii) sale of certain assets in a privately negotiated transaction for an aggregate purchase price of approximately $125 million, (iii) entry into a new $300 million revolving bank credit facility, and (iv) issuance of approximately $600 million in aggregate principal amount of new senior unsecured notes.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any security.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.